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[LETTERHEAD OF IT GROUP]


N E W S  R E L E A S E

Release Date:  FOR IMMEDIATE RELEASE

Investor Contact:  Richard R. Conte (412) 372-7701
Media Contact:  William L. Mulvey (412) 372-7701

THE IT GROUP ANNOUNCES RECOVERY PLAN PROGRESS AND OUTLOOK

Pittsburgh, Pennsylvania -- December 13, 2001 -- The IT Group, Inc. (NYSE: ITX) (the Company) announced today that it is implementing the first steps of its previously announced Recovery Plan. These steps include:

     . Fourth quarter workforce reductions of over 400 personnel to date, with additional reductions planned for 2002

     . The initial phase of the closure and downsizing of approximately 22 facilities

     .    Accelerated settlements and collections on disputed claims

     .    Expanded efforts to monetize assets

     .    The implementation of new guidelines for contract pricing

     . The initiation of a comprehensive review of the Company's working capital

While management expects these and other actions to improve The IT Group's performance, the Company has continued to experience weak operating conditions during the fourth quarter of 2001. Consequently, the Company has concluded that it will not be in compliance with the year-end financial covenants of its Senior Secured Credit Agreement. Management continues to explore all its strategic options with its financial advisors, Lehman Brothers and UBS Warburg. The Company is in contact with its senior lenders to notify them of the expected shortfall and to explore alternatives to remedy the situation and to address ongoing severe liquidity problems. The Company is working with its senior lenders to reach a satisfactory financial arrangement.

The Company remains committed to delivering the highest level of service to its customers while this difficult situation is being resolved.

The IT Group addresses the infrastructure and environmental needs of both private and public sector clients as a leading provider of diversified services, including environmental, engineering, facilities management, water, construction, emergency response, remediation, liability transfer
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and information management. Additional information about The IT Group can be found on the Internet at www.theitgroup.com. The IT Group's common stock and depositary shares are traded on the New York Stock Exchange under the symbol ITX and ITXpr, respectively.

Statements regarding the intentions, beliefs, expectations or predictions of The IT Group, Inc. (the Company) and its management, including, but not limited to, those statements denoted by the words "anticipate," "believe," "expect," "should," "confidence" and similar expressions, are forward-looking statements that reflect the current views of The IT Group and its management about future events and are subject to certain risks, uncertainties and assumptions. Actual results could differ materially from those projected in such forward-looking statements as a result of a number of factors, including, but not limited to, the effects of worsening economic conditions, the pending results of our recovery efforts, the effects terrorist attacks may have on our business and on the economy generally, our ability to do business with qualified subcontractors, vendors and financial institutions as well as to retain qualified personnel, our ability to obtain borrowing and bonding capacity, and governmental and private customers' desires to continue to do business with us in light of our current liquidity and financial performance, attempts by creditors generally to collect amounts due from us, the remaining value of and our success in selling assets, our ability to attract new investors on a timely basis, our ability to reach satisfactory arrangements on a timely basis with our lenders (including with respect to amendments and waivers of financial covenants in our credit agreements) and the holders of our equity and debt, our ability to pay subcontractors and vendors on government projects after receipt of payments from the government, competition and pricing pressures, bidding opportunities and success therein, the ability of the Company to negotiate and otherwise realize the amounts of project and legacy claims, the ability to manage subcontracted work, the ability to manage costs and margins, the availability of Federal funding in the Company's businesses, management of the Company's cash resources, particularly in light of the Company's substantial leverage, the status of our efforts to comply with applicable laws and regulations, funding of backlog, matters affecting contracting and engineering businesses generally, such as seasonal work, the impact of weather and clients' timing of projects. For further information, please review "Management's Discussion and Analysis of Results of Operations and Financial Condition," in the Company's Report on Form 10-K for the year-ended December 29, 2000, Report on Form 10-Q for the quarter ended September 28, 2001 and the Company's Current Reports on Form 8-K dated November 13 and 30, 2001.